SECURED PROMISSORY NOTE


$5,000,000.00          Chicago, Illinois  As of August 8, 1995


     FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay to MALL OF MEMPHIS ASSOCIATES, a Tennessee limited partnership ("Lender"), at the address set forth in Section 11.7 hereof, or at such other place as Lender may from time to time designate by written notice to Borrower, the sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) subject to the provisions set forth below, together with interest on the balance of unpaid principal from the date hereof at the rate of eight percent (8.0%) per annum (the "Interest Rate"), computed on the basis of a 360-day year consisting of twelve equal 30-day months, upon and subject to the terms and conditions set forth below.

     1. Definitions. The following terms shall have the following meanings:

          "Borrower" means Carlyle Real Estate Limited Partnership-XI, an Illinois limited partnership, and its successors and assigns as permitted hereunder.

          "Business Day" means any day that is not a Saturday, Sunday or holiday as defined in the Illinois Government Code or any other day when commercial banks in Illinois are authorized or obligated by law or executive order to be closed.

          "Business Property" shall have the meaning ascribed to such term in the Purchase Agreement.

          "Collateral" shall have the meaning ascribed to such term in the Security Agreement.

          "Fixed Interest" means interest on the principal amount of this Note from time to time outstanding calculated at the Interest Rate.

          "Lender" means Mall of Memphis Associates, a Tennessee limited partnership, or any future owner or holder of this Note permitted under the terms hereof.

          "Maturity Date" means the Natural Maturity Date or the Sale Maturity Date, as the case may be.

          "Natural Maturity Date" means the date which is August 8, 2002 subject to extension as set forth in Section 3A hereof and to acceleration as set forth herein including upon prepayment; provided, however, that if such date is not a Business Day, then the Maturity Date shall be the next Business Day following such date.

          "Net Cash Flow" based on the assumption that Lender is still a partner in the Partnership and the transactions contemplated by the Purchase Agreement have not occurred, Net Cash Flow, as used herein means Lender's share of "Net Cash Flow", "Percentage Rent" and "Net Financing Proceeds" (as such quoted terms are defined in the Partnership Agreement but subject to the modifications thereto described on Exhibit "A" attached hereto and made a part hereof) for the particular calendar year that Lender would have received for such year as a distribution under (and taking into consideration the distribution levels under) the Partnership Agreement.

          "Partnership" means Mall of Memphis Associates, an Illinois general partnership.

          "Partnership Agreement" means that certain agreement captioned "Articles of General Partnership of Mall of Memphis Associates (An Illinois General Partnership)" made and entered into as of August 3, 1981, by and between Borrower and Lender, as amended by that certain amendment captioned "First Amendment to Articles of General Partnership of Mall of Memphis Associates (An Illinois General Partnership)" dated as of August 3, 1981, by and between Borrower and Lender, and that certain letter agreement dated as of December 10, 1982, by and between Borrower and Lender, and as the same may be herewith or hereafter amended.

          "Purchase Agreement" means that certain agreement captioned "Agreement" of even date herewith, by and between Lender and Borrower, providing for, among other things, the sale of the Subject Partnership Interest from Lender to Borrower.

          "Sale Maturity Date" means the date on which the Partnership sells the Business Property or Borrower sells all or a portion of the Subject Partnership Interest, provided, however, that if such date is not a Business Day, then the Sale Maturity Date shall be the next Business Day following such date.

          "Security Agreement" means the Partnership Pledge and Security Agreement of even date herewith by Borrower in favor of Lender.

          "Security Documents" mean the Security Agreement and any other documents or instruments now or hereafter securing this Note, or evidencing or securing the obligations secured by the Security Agreement. As of the date hereof, the Security Agreement and any UCC financing statements filed in connection therewith collectively constitute all of the Security Documents.

          "Subject Partnership Interest" shall have the meaning ascribed to such term in the Purchase Agreement.

     2.   Yearly Payments.

          (a)  Payment Date.

               (i) Commencing on June 1, 1996 and continuing on the first (1st) day of June of each year thereafter until this Note is repaid in full (each such June 1 being referred to herein as a "Payment Date"), Borrower shall pay Fixed Interest on the outstanding principal amount of this Note.

               (ii) Notwithstanding the foregoing, Fixed Interest due on any Payment Date shall be payable solely to the extent of Net Cash Flow for the preceding calendar year from the Business Property provided, however, Borrower shall be obligated to make the following two payments even if there is insufficient Net Cash Flow to make such payment: (y) on the June 1, 1996 Payment Date, an amount equal to $300,000; and (z) on the June 1, 1997 Payment Date, an amount, if any, equal to the excess of $600,000 over the amounts actually paid by Borrower on or with respect to the June 1, 1996 Payment Date. For example, assume that (1) the Net Cash Flow for calendar year 1995 was $400,000, and, accordingly, Borrower paid Lender $400,000 on the 1996 Payment Date (i.e., $100,000 in excess of the required minimum payment) and (2) the 1996 Net Cash Flow was $100,000, then Borrower would be obligated to pay Lender $200,000 on the 1997 Payment Date (i.e., the excess of $600,000 over $400,000).

               (iii) Interest for any partial year shall be computed on the basis of a 360-day year and shall be equal to the sum of a per diem interest charge (for each day the principal balance hereof is outstanding during such period) equal to the product of (a) 1/360 and (b) the Interest Rate and (c) the outstanding principal balance hereunder for the day in question.

          (b) Deferred Interest. The accrued Fixed Interest which has not been paid to Lender under subsection (a) above shall constitute "Deferred Interest". The Deferred Interest from time to time outstanding under this Note shall bear interest at the Interest Rate. To the extent that Net Cash Flow shall exceed Fixed Interest for any given calendar year, such excess shall be payable by Borrower to Lender and shall be applied to reduce the then outstanding principal balance of this Note. All Deferred Interest which has not been paid prior to the Maturity Date, together with interest thereon at the Interest Rate, shall be due and payable on the Maturity Date, subject, however, to Section 3 hereof.

          (c)  Net Cash Flow Accounting.

               (i) On each Payment Date, Borrower shall cause to be submitted to Lender an accounting ("Net Cash Flow Accounting") of the computation of Net Cash Flow for the preceding calendar year, including an itemization of all expenditures incurred and all operating revenues received during such year.

               (ii)  In the event Lender should dispute any Net Cash
Flow Accounting, the items of dispute shall be submitted to KPMG Peat Marwick or, if unavailable, such other certified public accountant mutually selected by Lender and Borrower for audit and verification, and the finding and determination of such accountant shall be conclusive. The cost of such audit and verification shall be paid by Lender, except that Borrower shall bear the cost of such audit if, in the aggregate, the disputed items which benefitted Borrower (and resulted in any underpayment hereunder) are found by the audit to differ from such items as stated in the Net Cash Flow Accounting by more than five percent (5%), or if there is a discrepancy of more than fifty thousand dollars ($50,000). Notwithstanding which party is responsible for the cost of such audit, the amount of any such discrepancy which benefitted Borrower (and resulted in an underpayment hereunder) which is revealed by any audit shall be paid by Borrower within ten (10) days after conclusion of the audit together with interest thereon at the Interest Rate.

          (d) Books and Records. Borrower shall keep, or cause to be kept, adequate records and books of account with respect to its business activities at the Business Property, in which proper entries, reflecting all of its financial transactions, are made in accordance with accrual basis accounting principles as adjusted for federal income tax purposes. Lender and any of its officers, employees and agents shall have the right, exercisable once per calendar year upon at least 30 days' advance written notice to Borrower (or upon the occurrence and during the continuance of an "Event of Default", as hereinafter defined), during normal business hours (or at such other times as may reasonably be requested by Lender), to inspect, audit and make extracts from all of Borrower's records, files and books of account.

     3.   Maturity Date.

          A.   Natural Maturity Date.

          In the event the Natural Maturity Date occurs (which includes Borrower's prepayment of this Note), an amount equal to the lesser of
(a) the outstanding principal balance and any accrued Fixed Interest and Deferred Interest as of such date (the "Accrued Balance"), or (b) "Lender's Market Share" (as defined in Exhibit "B" attached hereto and made a part hereof) shall be due on the Natural Maturity Date; provided, however, if Lender is not in material default under the Purchase Agreement, Lender shall have two five year options to extend the maturity date (i.e., to August 8, 2007 and August 8, 2012 respectively) under either of the following provisions:

               (i) if the Fair Market Value has been determined by appraisal under Exhibit "B" hereto and such Fair Market Value is less than the Accrued Balance as of the date of such determination, then Lender may exercise the foregoing option by delivery notice thereof to Borrower within 10 business days of such date of determination; or

               (ii) at any time during the period which is 30 days prior to the then Natural Maturity Date, provided that Lender delivers written notice thereof to Borrower no later than 10 business days prior to such Natural Maturity Date.

          B.   Sale Maturity Date.

          In the event the Sale Maturity Date occurs, an amount equal to the lesser of (a) the outstanding principal balance and any accrued Fixed Interest and Deferred Interest as of such date, or (b) the "Lender's Sale Share" (as defined in Exhibit "C" attached hereto and made a part hereof) shall be due on the Sale Maturity Date, subject, however, to full discharge at a discount as more particularly described in the "Right Of First Opportunity" (as defined in the Purchase Agreement).

     4.   Application of Payments.

          Each payment hereunder shall be applied when received first to the payment of any Deferred Interest and interest accrued thereon, then to the payment of accrued interest on the principal balance from time to time remaining unpaid and then to the unpaid principal balance, except that if any amounts due under the terms of Section 8 hereof or any Security Document have not been repaid, then any monies received, at the option of Lender, may first be applied to repay such amounts and interest thereon and the balance, if any, be applied as herein specified. No application by Lender of any amounts hereunder shall constitute a cure or waiver of any default by Borrower under the Security Documents or under this Note.

     5.   Secured Note.

          This Note is secured by the Security Agreement and the other Security Documents.

     6.   Default; Acceleration.

          6.1. Default. The following shall constitute events of default ("Events of Default") hereunder:

               (a) The failure to make any payment of interest on this Note, or to make any payment of an installment of principal, within fifteen
(15) days after the same is due and payable, or the failure to make any other payments required under this Note within fifteen (15) days after the same is due and payable, whether at maturity or by acceleration or as part of any prepayment or otherwise, in each case, as is provided in this Note.

               (b) An Event of Default (as defined in the Security Agreement) occurs under the Security Agreement or under any obligation secured thereby.

          6.2. Acceleration. Upon the occurrence and during the continuance of an Event of Default, then the whole of the unpaid principal hereof, together with accrued and outstanding interest and all other sums required to be paid under this Note or any Security Document shall, at the election of Lender and without notice of such election, become immediately due and payable. Lender's election may be exercised at any time after any such event, and the acceptance of one or more payments hereon from any person thereafter shall not constitute a waiver of Lender's election, or of its option to make such election, unless following such payment or payments, the Event of Default shall no longer be continuing.

     7.   Prepayment.

          Borrower may prepay the unpaid balance of principal under this
Note in whole or in part at any time or times, without fee, charge, premium, penalty or additional interest.
     8.   Costs.

          Borrower agrees to pay all reasonable out of pocket costs of collection, including reasonable attorneys' fees (whether or not for salaried attorneys regularly employed by Lender) and all reasonable out of pocket costs of any action or proceeding, in case any payment is not paid when due, or in case it becomes necessary to enforce any other obligation of Borrower hereunder or to protect the security for the indebtedness evidence hereby, or for the enforcement by Lender of its remedies under the Security Agreement or any other Security Document. All such costs are secured by the Security Agreement and the other Security Documents.

     9.   Remedies Cumulative.

          Subject to Section 11.8 hereof, the rights and remedies of Lender as provided in this Note and in the Security Documents shall be cumulative. Failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies, or the right to exercise them at any later time.

     10.  Security Agreement Provisions Regarding Transfers; Successors.


          Lender may not assign this Note without the prior written consent of Borrower, which may be withheld in Borrower's sole discretion; provided, however, Lender may freely assign this Note to any "Seller Permitted Transferee" (as such term is defined in the Purchase Agreement) so long as Lender has provided prior written notice thereof (accompanied by a reasonably detailed explanation of the relationship between any such assignee and Lender which satisfies such definition). Subject to the limitations on transfer, if any, specified in the Security Agreement and herein, the provisions hereof shall be binding and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

     11.  Miscellaneous.

          11.1.Manner of Payment. All payments due hereunder shall be made in lawful money of the United States of America. Such payments shall be made by check or, upon maturity, by transferring the payment in federal or immediately available funds by bank wire or interbank transfer for the account of Lender without presentment or surrender of this Note provided, however, that any payment of principal or interest received after 2:00 p.m., Central time, shall be deemed to have been received by Lender on the next Business Day and shall bear interest accordingly.

          11.2.No Amendment or Waiver Except in Writing. This Note may be amended or modified only by a writing duly executed by Borrower and Lender, which expressly refers to this Note and the intent of the parties so to amend this Note. No provision of this Note will be deemed waived by Lender, unless waived in a writing executed by Lender, which expressly refers to this Note, and no such waiver shall be implied from any act or conduct of Lender, or any omission by Lender to take action with respect to any provision of this Note or any Security Document. No such express written waiver shall affect any other provision of this Note, or cover any default or time period or event, other than the matter as to which an express written waiver has been given.

          11.3.No Intent of Usury. None of the terms and provisions contained in this Note, or in any Security Documents, or in other documents or instruments related hereto, shall ever be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest permitted to be charged by applicable laws or regulation governing this Note ("Usury Laws"). Borrower shall never be required to pay interest on this Note in excess of the maximum interest that may be lawfully charged under such Usury Laws, as made applicable by the final judgment of a court of competent jurisdiction, and the provisions of this Section shall control over all other provisions hereof and of any other instrument executed in connection herewith or executed to secure the indebtedness evidenced hereby, which may be in apparent conflict with this Section. If Lender collects monies which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by such Usury Laws, all such sums deemed to constitute interest in excess of the maximum rate shall, at the option of Lender, either be credited to the payment of principal or returned to Borrower.

          11.4.Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Illinois (without regard to conflicts of laws), except where federal law is applicable (including, without limitation, any applicable federal usury ceiling or other federal law preempting state usury laws).

          11.5.Certain Rules of Construction. The headings of each Section of this Note are for convenience only and do not define or limit any provision of this Note. The provisions of this Note shall be construed as a whole according to their common meaning, not strictly for or against any party, or any person or entity, who is or may become liable for the payment of this Note, and to achieve the objectives of the parties unconditionally to impose on Borrower the indebtedness evidenced by this Note. Whenever the words "including", "includes" or "include" are used in this Note (including any Exhibit hereto), they shall be read non-exclusively as though the phrase," without limitation," immediately followed the same.

          11.6.Severability. If any term of this Note, or the application thereof to any person or circumstances, shall be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

          11.7.Notices. Any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given at least 15 days in advance):

     To Borrower:

     c/o JMB Realty Corporation
     900 N. Michigan Avenue
     Chicago, Illinois  60611
     Attention:  Mr. Glenn Emig

     With Copy To:

     Pircher, Nichols & Meeks
     1999 Avenue of the Stars
     26th Floor
     Los Angeles, California  90067
     Attention:  Real Estate Notices (DSB)

     To Lender:

     Mall of Memphis Associates
     4350 La Jolla Village Drive
     Suite 440
     San Diego, California  92122-1233
     Attention:  President and CEO

     With Copy To:

     Plaza Properties of America, Inc.
     4350 La Jolla Village Drive
     Suite 440
     San Diego, California  92122-1233
     Attention:  Vice President and General Counsel

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

          11.8 Limitations on Recourse. Anything herein to the contrary notwithstanding, it is understood and agreed that neither Borrower nor any present or future advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of or in Borrower or any entity now or hereafter having a direct or indirect ownership interest in Borrower shall have any personal liability, directly or indirectly, under or in connection with this Note or any agreement made or entered into under or pursuant to the provisions of this Note, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lender and its successors and assigns and, without limitation, all other persons and entities, shall look solely to that portion of Borrower's interest in the Partnership equal to the "Transferred Percentage" (as defined in the Security Agreement) for the payment of any claim or for any performance, and Lender hereby waives any and all such personal liability; provided, however, Lender may look to all the assets of Borrower (but of no partners in Borrower or in any partnership which is a partner in Borrower) for the payments under Section 2(a)(ii)(y) and (z) hereof. Without limitation on the foregoing, neither the negative capital account of any constituent partner in Borrower, nor any obligation of any constituent partner in Borrower to restore a negative capital account or to contribute capital to Borrower or to any other constituent partner in Borrower, shall at any time be deemed to be the property or an asset of Borrower or any such other constituent partner (and neither Lender nor any of its successors or assignees shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to restore or contribute). The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Borrower provided by law or by any other contract, agreement or instrument.

          11.9 Offset.

               (a) General. This Note is given pursuant to the Purchase Agreement and evidences part of the purchase price of the Subject Partnership Interest purchased pursuant to the Purchase Agreement.

               (b) Collateral Agreement. As used herein, "Collateral Agreement" means any agreement, instrument, document or covenant made or entered into, under or pursuant to, or concurrently with, the Purchase Agreement or in connection with any of the transactions therein provided, and any amendment or amendments made at any time or times heretofore or hereafter to any such agreement, instrument, document or covenant, including, but not limited to the "Letter Agreement" (as defined in the Purchase Agreement) and Right of First Opportunity, and all amendments to any of the foregoing, made at any time or times heretofore or hereafter.

               (c) Escrow/Final Judgment. Without limitation on and in addition to any other right or remedy of Borrower during the pendency of any claim made on Borrower against which Lender shall have agreed to indemnify Borrower under the Purchase Agreement or any Collateral Agreement, or following an occurrence or circumstance with Borrower regards as a breach or default under the Purchase Agreement or any Collateral Agreement or breach of any representation or warranty of Lender under the Purchase Agreement or any Collateral Agreement, or following an occurrence or condition which in Borrower's opinion entitles Borrower to payment pursuant to the provisions of the Purchase Agreement or Collateral Agreement, Borrower may, at its election, until the settlement or disposition of such claim or the determination of Borrower's recovery by reason of the Borrower's entitlement to such payment hereunder based on a final non appealable judgment, deposit the payment of all payments or installments to be made by Borrower pursuant to this Note into a third party interest bearing escrow account reasonably satisfactory to Lender and Borrower (the "Escrow"). Upon such settlement or disposition of such claim or determination of the Borrower's recovery or determination of the Borrower's entitlement to such payment, either credit the amount of the same first against the installments and sums so withheld against any installments or amounts first payable under this Note after such settlement or disposition of such claim or determination of such recovery or entitlement to payment and, based on such credit, adjust the amount, if any, otherwise due Lender which is retained in the Escrow and release it to Borrower or Lender, as appropriate, as a result of such adjustment.

          11.10Counterparts. This Note may be executed in two or more counterparts, each of which shall constitute an original, but all of which shall constitute one and the same Note.

          IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.

                              CARLYLE REAL ESTATE LIMITED PARTNERSHIP-XI, an Illinois limited partnership

                              By:  JMB Realty Corporation,
                                   a Delaware corporation,
                                   General Partner

                                   By: _________________________
                                   Name: _______________________
                                   Title: ________________________
THE TERMS OF THIS NOTE
ARE ACCEPTED AND AGREED
TO BY LENDER AS OF
AUGUST 8, 1995


MALL OF MEMPHIS ASSOCIATES,
a Tennessee limited partnership


By:  Plaza Properties of America, Inc.,
     a Delaware corporation
     as general partner


     By: ____________________________
          Name: ____________________
          Title: ___________________


     By: ____________________________
          Name: ____________________
          Title: ___________________


                          EXHIBIT "A"


A. The definition of "Net Cash Flow" set forth in the Partnership Agreement is modified, for purposes of the Note only, as follows:

     1. The language commencing in the second line of such definition which reads "plus the contributions for such period under Sections 2.2B and 2.2C hereof" is hereby deleted.

B.   The definition of "Net Financing Proceeds" remains unchanged.

                          EXHIBIT "B"

     "Lender's Market Share", based on the assumptions that (1) Lender is still a partner in the Partnership and the transactions contemplated under the Purchase Agreement have not occurred, and (2) proceeds equal to the "Fair Market Value" (as hereinafter defined) were being distributed to the partners thereunder, means that portion of the Fair Market Value that Lender, as a partner in the Partnership would have received, as of the date the Fair Market Value is determined in accordance with this Exhibit "B", as a distribution of Net Sales Proceeds (as defined in the Partnership Agreement) under (and taking into consideration the distribution levels under) the Partnership Agreement, less $500,000.

     (a) "Fair Market Value" means the fair market value, as of the Natural Maturity Date of the buildings located on the real property which shall be determined by valuing the rental space, assuming the then current use of the Business Property as a shopping center without regard as to any lease currently in effect and regardless of its potential highest and best use. Such determination shall be made by Lender and Borrower in the exercise of their sole discretion; provided, however, if such determination is not reached within 15 days after the Natural Maturity Date (the "Outside Date") then such amount shall be determined by the appraisal procedure set forth in Subparagraph (b) below.

     (b)  Appraisal.

          i. Procedure. In the event that Lender and Borrower do not agree on the Fair Market Value of the Business Property on or before the Outside Date, this Subparagraph (b) shall apply. The Fair Market Value shall be determined by an appraisal made as herein provided by an "Experienced Professional" (as hereinafter defined). As used in this Lease, "Experienced Professional" means, individually and collectively, a person or persons, as the case may be, who satisfy each of the following: such person is either (aa) a real estate appraiser who is (I) a member of the American Institute of Real Estate Appraisers or other successor body of comparable function, (II) has at least ten (10) years of experience in the appraisal of shopping centers of the size and nature equivalent to the shopping center located on the demised premises; (III) at least five
(5) years of such person's 10-year experience is within the State of Tennessee; (IV) within the two-year period ending on the date such person is selected, such person shall have worked in the appraisal of shopping centers in Shelby County or Davidson County in Tennessee, with respect to shopping centers of the size and nature equivalent to the shopping center located on the demised premises; and (V) such person shall have no direct or indirect financial or other business interest in any party to the Purchase Agreement, or (bb) either a leasing broker licensed in the State of Tennessee, or a person selected from a list obtained from the chief executive officer of the International Council of Shopping Centers or any other successor body of comparable function who has (I) at least ten (10) years of experience in the operation, management or leasing of space in shopping centers of the size and nature equivalent to the shopping center located on the Business Property; (II) at least five (5) years of such person's 10-year experience is within the State of Tennessee; (III) within the two-year period ending on the date such person is selected, such person shall have worked in the operation, management or leasing of space in Shelby County or Davidson County in Tennessee with respect to shopping centers of the size and nature equivalent to the shopping center located on the Business Property; and (IV) such person shall have no direct or indirect financial or other business interest in any party to the Purchase Agreement. The Experienced Professional shall be appointed in the manner provided in Subparagraph (b)iii below.

               ii. Basis. The Experienced Professional shall determine the value of the buildings located on the Business Property as of the Natural Maturity Date on the basis set forth in the definition of Fair Market Value.

               iii. Appointment of Appraisers. During the 15-day period immediately following the Outside Date, Lender and Borrower will endeavor to jointly select, approve and appoint one (1) Experienced Professional to determine the Fair Market Value of the Business Property for the purposes of this Subparagraph b(iii). If Lender and Borrower are unable to agree on a single Experienced Professional on or before 15 days after the Outside Date, Lender and Borrower shall each appoint an Experienced Professional. Such appraisals shall be completed 45 days after the Outside Date. If such appraisals are within five percent (5%) of each other, the Fair Market Value shall be an amount equal to the sum of the two
(2) appraisals when added together, divided by two (2). If such appraisals are not within five percent (5%) of each other, such Experienced Professionals will appoint a third Experienced Professional. If by 10 days after such decision the first two Experienced Professionals are unable to agree on a third Experienced Professional, such third Experienced Professional shall be appointed pursuant to the rules of the American Arbitration Association (the "AAA"). The third Experienced Professional shall make his or her appraisal on or before the date which is thirty (30) days following his or her appointment, and the Fair Market Value shall be determined by adding together those two (2) of the three (3) appraisals which are closest together in appraised value and dividing the sum by two
(2). If each party appoints its own Experienced Professional, the cost of Lender's Experienced Professional shall be borne by Lender, and the cost of Borrower's Experienced Professional shall be borne by Borrower. If Lender and Borrower agree as to a single Experienced Professional or if a third Experienced Professional is appointed, the cost of either such Experienced Professional shall be shared equally by Lender and Borrower. Failure of any Experienced Professional or the AAA to act within any time period set forth herein shall not prejudice any rights of Lender or Borrower herein.

               iv. Conclusive Determination. The Fair Market Value of the Business Property determined in accordance with the provisions of this Subparagraph (b)(iv) shall be binding and conclusive on the parties. Concurrently with rendering his or her decision, each Experienced
Professional shall submit to Lender and Borrower all reasonable information which supports his or her Fair Market Value determination.

                          EXHIBIT "C"

     "Lender's Sale Share", means (a) in the event of a sale of the Business Property, based on the assumptions that (1) Lender is still a partner in the Partnership and the transactions contemplated in the Purchase Agreement have not occurred and (2) the Net Sale Proceeds (as defined in the Partnership Agreement) from the sale of the Business Property were being distributed to the partners thereunder, means that portion of the Net Sale Proceeds that Lender, as a partner in the Partnership, would have received, as of the date of such sale, as a distribution under (and taking into consideration the distribution levels under) the Partnership Agreement, less $500,000, and (b) in the event of a sale of the Subject Partnership Interest, the net sale proceeds (i.e., after the payment of all costs associated with any such transfer) due to Borrower from such sale, less $500,000.